As filed with the Securities and Exchange Commission on September 21, 2016
Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Torchlight Energy Resources, Inc.

Nevada	1311	74-3237581
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(214) 432-8002

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Brda
President
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(214) 432-8002

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 1000
Houston, Texas 77007
(713) 861-1996

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per Share		Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, $.001 par value	2,818,491	$1.18	(3)	$3,325,819	$334.91
Total:	2,818,491			$3,325,819	$334.91

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which may become issuable by reason of any stock dividends, stock splits, or similar transactions which results in an increase in the number of registrant’s outstanding shares of common stock.

(2)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act.

(3)
The shares offered will be sold by the selling stockholders in market transactions, or through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.  Accordingly, the price indicated is based on the average of the high and low prices reported by NASDAQ for September 19, 2016, in compliance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2016

TORCHLIGHT ENERGY RESOURCES, INC.
2,818,491 SHARES OF COMMON STOCK

This prospectus relates to the offering for resale by the selling stockholders of up to 2,818,491 shares of our common stock, $0.001 par value. In June 2016, we offered to all existing warrant holders (excluding officers, directors and certain consultants) who are accredited investors a limited time right to exercise any warrants they held at the reduced exercise price of $0.50 per share, regardless of the exercise price of the subject warrant. This private offering (the “$0.50 Exercise Offering”) terminated on July 15, 2016, and we completed the issuance of a total of 2,864,005 shares of common stock in connection with the exercise of the warrants. Any warrants that warrant holders did not exercise in the $0.50 Exercise Offering remained in full force and effect under their previous terms and conditions, including their previous exercise price (as opposed to the $0.50 exercise price which was available only through the offering). All 2,818,491 shares offered for resale pursuant to this prospectus were purchased in the $0.50 Exercise Offering. We are required to file a registration statement pursuant to the purchase agreements entered into with the selling stockholders who exercised warrants and purchased shares of common stock through the $0.50 Exercise Offering.

For a list of the selling stockholders, please see “Selling Stockholders” section herein.  We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof.  We did, however, previously receive proceeds from the shares purchased by the selling stockholders in connection with the exercise of their warrants.  We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TRCH.”  On September 19, 2016, the last reported sales price of our common stock was $1.19 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE REFER TO THE “RISK FACTORS” BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS _________ __, 2016.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	5

WHERE YOU CAN FIND ADDITIONAL INFORMATION	5

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6

THE COMPANY	6

RISK FACTORS	6

USE OF PROCEEDS	14

DETERMINATION OF OFFERING PRICE	14

SELLING STOCKHOLDERS	15

PLAN OF DISTRIBUTION	17

DESCRIPTION OF SECURITIES TO BE REGISTERED	19

EXPERTS	19

LEGAL MATTERS	20

MATERIAL CHANGES	20

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	20

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, “Torchlight,” “Torchlight Energy,” the “Company,” “we,” “us” and “our” refer to Torchlight Energy Resources, Inc., a Nevada corporation, and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The shares of common stock are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, and you should assume that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business information about us that is contained in documents that we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from us. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract, agreement or other document, the reference is only a summary and you should refer to the exhibits that are filed with, or incorporated by reference into, the registration statement for a copy of the contract, agreement or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as on the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can include in this prospectus information by referring you to another document already on file with the SEC that contains that information. Any information incorporated by reference into this prospectus is considered to be part of this prospectus.

We incorporate by reference the following documents filed with the SEC:

●	Annual Report on Form 10-K for the year ended December 31, 2015, as filed by us with the SEC on March 30, 2016;
●	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, as filed by us with the SEC on May 16, 2016, and the quarter ended June 30, 2016, as filed with the SEC on August 15, 2016; and
●	Current Reports on Form 8-K, as filed by us with the SEC on February 26, 2016, May 6, 2016, June 16, 2016, July 11, 2016, July 14, 2016, July 21, 2016 and July 25, 2016.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished and not filed with the SEC, including information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and to the extent, expressly specified otherwise. Any statement contained in a document incorporated in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to be a part of this prospectus as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting:

John A. Brda, President
Torchlight Energy Resources, Inc.
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
Telephone: (214) 432-8002
Email: john@torchlightenergy.com

You also may access these filings on our website at www.torchlightenergy.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus or any supplement to this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions are forward-looking statements. In addition, in some cases, you can identify forward-looking statements by words of phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions. These forward looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. In addition to the factors set forth in this prospectus and the documents incorporated by reference in this prospectus, including under the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2015 and in any other reports that we file with the SEC, the following factors, among others, could cause actual results to differ materially from the anticipated results: oil and natural gas prices; our ability to raise or access capital; general economic or industry conditions, nationally and/or in the communities in which our company conducts business; changes in the interest rate environment; legislation or regulatory requirements; conditions of the securities markets; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products and prices.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any documents incorporated by reference in this prospectus, the date of such document, in each case based on information available to us as of such date, and we assume no obligation to update any forward-looking statements, except as required by law.

THE COMPANY

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. We have been in business since 2010.

As of the quarter ended June 30, 2016, our primary focus is on the development of interests in oil and gas projects we hold in West Texas, including the Orogrande Project in Hudspeth County, Texas and the Hazel Project in the Midland Basin. We are in the process of divesting our interests in all other oil and gas projects other than the Orogrande Project and the Hazel Project. We may be involved in other oil and gas projects moving forward, pending adequate funding.

Torchlight Energy Resources, Inc. is a Nevada corporation.  We operate our business through three wholly owned subsidiaries, Torchlight Energy, Inc., also a Nevada corporation, Torchlight Energy Operating, LLC, a Texas limited liability company, and Hudspeth Oil Corporation, a Texas corporation.  We currently have five full time employees.

Our principal executive offices are located at 5700 W. Plano Parkway, Suite 3600, Plano, Texas 75093. The telephone number of our principal executive offices is (214) 432-8002.

RISK FACTORS

Ownership of the common stock involves certain risks. You should consider carefully the risks and uncertainties described in, or incorporated by reference in, this prospectus, including the risks described below and under the captions “Business” and “Risk Factors” in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2015 and in any other reports that we file with the SEC, along with the other information included or incorporated by reference in this prospectus, in evaluating an investment in the common stock. The information included or incorporated by reference in this prospectus may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

The risks and uncertainties described in this prospectus and the documents incorporated by reference in this prospectus are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to the Company and the Industry

We have a limited operating history, and may not be successful in developing profitable business operations.

We have a limited operating history.  Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries.  As of the date of this prospectus, we have generated limited revenues and have limited assets.  We have an insufficient history at this time on which to base an assumption that our business operations will prove to be successful in the long-term.  Our future operating results will depend on many factors, including:

●	our ability to raise adequate working capital;
●	the success of our development and exploration;
●	the demand for natural gas and oil;
●	the volatility of oil and natural gas prices;
●	the level of our competition;
●	our ability to attract and maintain key management and employees; and
●
our ability to efficiently explore, develop, produce or acquire sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts.  Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals.  There is a possibility that some, or all, of the wells in which we obtain interests may never produce oil or natural gas.

We have limited capital and will need to raise additional capital in the future.

We do not currently have sufficient capital to fund both our continuing operations and our planned growth.  We will require additional capital to continue to grow our business via acquisitions and to further expand our exploration and development programs.  We may be unable to obtain additional capital when required.  Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.  If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us, if any) and the departure of key employees.  Further, if oil or natural gas prices on the commodities markets decline, our future revenues, if any, will likely decrease and such decreased revenues may increase our requirements for capital.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders.  Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

Our auditor has indicated that certain factors raise substantial doubt about our ability to continue as a going concern.

The financial statements included with our Form 10-K for the year ended December 31, 2015 were presented under the assumption that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. We had a net loss of approximately $43.2 million for the year ended December 31, 2015 and an accumulated deficit in aggregate of approximately $74.9 million at year end. We are not generating sufficient operating cash flows to support continuing operations, and expect to incur further losses in the development of our business.

In our financial statements for the year ended December 31, 2015, our auditor indicated that certain factors raised substantial doubt about our ability to continue as a going concern. These factors included our accumulated deficit, as well as the fact that we were not generating sufficient cash flows to meet our regular working capital requirements. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management's plan to address our ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement or institutional sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow us to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As a non-operator, our development of successful operations relies extensively on third-parties who, if not successful, could have a material adverse effect on our results of operation.

We expect to primarily participate in wells operated by third-parties.   As a result, we will not control the timing of the development, exploitation, production and exploration activities relating to leasehold interests we acquire.  We do, however, have certain rights as granted in our Joint Operating Agreements that allow us a certain degree of freedom such as, but not limited to, the ability to propose the drilling of wells.    If our drilling partners are not successful in such activities relating to our leasehold interests, or are unable or unwilling to perform, our financial condition and results of operation could have an adverse material effect.

Further, financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person.  We could be held liable for the joint activity obligations of the operator or other working interest owners such as nonpayment of costs and liabilities arising from the actions of the working interest owners.  In the event the operator or other working interest owners do not pay their share of such costs, we would likely have to pay those costs.  In such situations, if we were unable to pay those costs, there could be a material adverse effect to our financial position.

Because of the speculative nature of oil and gas exploration, there is risk that we will not find commercially exploitable oil and gas and that our business will fail.

The search for commercial quantities of oil and natural gas as a business is extremely risky. We cannot provide investors with any assurance that any properties in which we obtain a mineral interest will contain commercially exploitable quantities of oil and/or gas.  The exploration expenditures to be made by us may not result in the discovery of commercial quantities of oil and/or gas.  Problems such as unusual or unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas, and/or we are unable to commercially extract such quantities, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire oil and gas interests, to build our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.  These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business.  We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them.  In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships.  If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

The price of oil and natural gas has historically been volatile.  If it were to decrease substantially, our projections, budgets and revenues would be adversely affected, potentially forcing us to make changes in our operations.

Our future financial condition, results of operations and the carrying value of any oil and natural gas interests we acquire will depend primarily upon the prices paid for oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Our cash flows from operations are highly dependent on the prices that we receive for oil and natural gas. This price volatility also affects the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

·	the level of consumer demand for oil and natural gas;
·	the domestic and foreign supply of oil and natural gas;
·	the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls;
·	the price of foreign oil and natural gas;
·	domestic governmental regulations and taxes;
·	the price and availability of alternative fuel sources;
·	weather conditions;
·	market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and
·	worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices affect our revenues, and could reduce the amount of oil and natural gas that we can produce economically.  Accordingly, such declines could have a material adverse effect on our financial condition, results of operations, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline in value, or become worthless.

If oil or natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record additional write downs of our oil and natural gas properties.

If oil or natural gas prices remain depressed or drilling efforts are unsuccessful, we could be required to write down the carrying value of certain of our oil and natural gas properties. Write downs may occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to re drill or repair is not supported by the expected economics.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, an impairment would be recognized.

At December 31, 2014, we performed an impairment review using prices that reflect an average of 2014’s monthly prices as prescribed pursuant to the SEC’s guidelines. These average prices used in the December 31, 2014 impairment review were significantly higher than the actual and currently forecasted prices in 2015. As lower average monthly pricing is reflected in the trailing 12-month average pricing calculation, the present value of our future net revenues would decline and impairment would be recognized. Since this significantly lower pricing environment persisted into 2015 we were required to write down the value of our oil and gas properties.

We recognized impairment of $22,438,114 on our oil and gas properties at June 30, 2015 and an additional impairment adjustment of $3,236,009 was made at December 31, 2015 for a total impairment adjustment of $25,674,123 for the year 2015.

Because of the inherent dangers involved in oil and gas operations, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us. In recent years, there has also been increased scrutiny on the environmental risk associated with hydraulic fracturing, such as underground migration and surface spillage or mishandling of fracturing fluids including chemical additives. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. We currently have no insurance to cover such losses and liabilities, and even if insurance is obtained, there can be no assurance that it will be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations, which could lead to any investment in us becoming worthless.

The market for oil and gas is intensely competitive, and competition pressures could force us to abandon or curtail our business plan.

The market for oil and gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and gas opportunities.  Other oil and gas companies may seek to acquire oil and gas leases and properties that we have targeted.  Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors.  Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage.  Actual or potential competitors may be strengthened through the acquisition of additional assets and interests.  Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and gas, but are manufactured from renewable resources.

As a result, there can be no assurance that we will be able to compete successfully or that competitive pressures will not adversely affect our business, results of operations and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

We may not be able to successfully manage our growth, which could lead to our inability to implement our business plan.

Our growth may place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have a small number of executive officers, employees and advisors. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of our drilling and/or extraction operations increases. There can be no assurance that our systems, procedures and/or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict.

Oil and natural gas activities that we will engage in, including production, processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials (if any), are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the Environmental Protection Agency and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

Management believes that we will be in substantial compliance with applicable environmental laws and regulations. To date, we have not expended any amounts to comply with such regulations, and management does not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance, which would have a materially adverse effect on our financial condition. If this were to happen, any investment in us could be lost.

Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Vast quantities of natural gas, natural gas liquids and oil deposits exist in deep shale and other unconventional formations. It is customary in our industry to recover these resources through the use of hydraulic fracturing, combined with horizontal drilling. Hydraulic fracturing is the process of creating or expanding cracks, or fractures, in deep underground formations using water, sand and other additives pumped under high pressure into the formation. As with the rest of the industry, our third-party operating partners use hydraulic fracturing as a means to increase the productivity of most of the wells they drill and complete. These formations are generally geologically separated and isolated from fresh ground water supplies by thousands of feet of impermeable rock layers.

We believe our third-party operating partners follow applicable legal requirements for groundwater protection in their operations that are subject to supervision by state and federal regulators.  Furthermore, we believe our third-party operating partners’ well construction practices are specifically designed to protect freshwater aquifers by preventing the migration of fracturing fluids into aquifers.

Hydraulic fracturing is typically regulated by state oil and gas commissions. Some states have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, public disclosure, and/or well construction requirements on hydraulic fracturing operations.  For example, Pennsylvania is currently considering proposed regulations applicable to surface use at oil and gas well sites, including new secondary containment requirements and an abandoned and orphaned well identification program that would require operators to remediate any such wells that are damaged during current hydraulic fracturing operations.  New York has placed a permit moratorium on high volume fracturing activities combined with horizontal drilling pending the results of a study regarding the safety of hydraulic fracturing. And certain communities in Colorado have also enacted bans on hydraulic fracturing.

In addition to state laws, some local municipalities have adopted or are considering adopting land use restrictions, such as city ordinances, that may restrict or prohibit the performance of well drilling in general and/or hydraulic fracturing in particular. There are also certain governmental reviews either underway or being proposed that focus on deep shale and other formation completion and production practices, including hydraulic fracturing. Depending on the outcome of these studies, federal and state legislatures and agencies may seek to further regulate such activities. Certain environmental and other groups have also suggested that additional federal, state and local laws and regulations may be needed to more closely regulate the hydraulic fracturing process.

Further, the EPA has asserted federal regulatory authority over hydraulic fracturing involving “diesel fuels” under the SWDA’s UIC Program. In February 2014, the EPA released its final guidance on the use of diesel additives in hydraulic fracturing operations. The EPA is also engaged in a study of the potential impacts of hydraulic fracturing activities on drinking water resources in these states where the EPA is the permitted authority, including Pennsylvania, with a progress report released in late 2012 and a draft report released in June 2015. It concluded that hydraulic fracturing activities have not led to widespread systematic impacts on drinking water resources in the U.S., but there are above and below ground mechanisms by which hydraulic fracturing could affect drinking water resources. In addition, in March 2015, the Bureau of Land Management (“BLM”) issued a final rule to regulate hydraulic fracturing on federal and Indian land; however, enforcement of the rule has been delayed pending a decision in a legal challenge in the U.S. District Court of Wyoming. Further, the EPA issued an Advanced Notice of Proposed Rulemaking in May 2014 seeking comments relating to the information that should be reported or disclosed for hydraulic fracturing chemical substances and mixtures and mechanisms for obtaining this information. These actions, in conjunction with other analyses by federal and state agencies to assess the impacts of hydraulic fracturing could spur further action toward federal and/or state legislation and regulation of hydraulic fracturing activities.

We cannot predict whether additional federal, state or local laws or regulations applicable to hydraulic fracturing will be enacted in the future and, if so, what actions any such laws or regulations would require or prohibit.  Restrictions on hydraulic fracturing could make it prohibitive for our third-party operating partners to conduct operations, and also reduce the amount of oil, natural gas liquids and natural gas that we are ultimately able to produce in commercial quantities from our properties.  If additional levels of regulation or permitting requirements were imposed on hydraulic fracturing operations, our business and operations could be subject to delays, increased operating and compliance costs and process prohibitions.

Our estimates of the volume of reserves could have flaws, or such reserves could turn out not to be commercially extractable. As a result, our future revenues and projections could be incorrect.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves may vary substantially from the estimates.  Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in expanding our oil and gas reserves base with our acquisitions. Additionally, if declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with any oil and gas assets we obtain may be required. Because of the nature of the estimates of our reserves and estimates in general, we can provide no assurance that reductions to our estimated proved oil and gas reserves and estimated future net revenues will not be required in the future, and/or that our estimated reserves will be present and/or commercially extractable. If our reserve estimates are incorrect, the value of our common stock could decrease and we may be forced to write down the capitalized costs of our oil and gas properties.

Decommissioning costs are unknown and may be substantial.  Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves.  Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.”  We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties.  If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs.  The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, if any, the operators of the wells we obtain interests in may have to make arrangements for storage and distribution to the market.  We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate.  This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities.  These factors may affect our and potential partners’ ability to explore and develop properties and to store and transport oil and natural gas production, increasing our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities.  Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors.  Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense.  While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist.  In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all.  If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate.  If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.  To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

We rely on technology to conduct our business, and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities.  We and our operator partners will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence.  The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development.  If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired.  Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

The loss of key personnel would directly affect our efficiency and profitability.

Our future success is dependent, in a large part, on retaining the services of our current management team.  Our executive officers possess a unique and comprehensive knowledge of our industry and related matters that are vital to our success within the industry.  The knowledge, leadership and technical expertise of these individuals would be difficult to replace.  The loss of one or more of our officers could have a material adverse effect on our operating and financial performance, including our ability to develop and execute our long term business strategy.  We do not maintain key-man life insurance with respect to any employees.  We do have employment agreements with each of our executive officers.  There can be no assurance, however, that any of our officers will continue to be employed by us.

Our officers and directors control a significant percentage of our current outstanding common stock and their interests may conflict with those of our stockholders.

As of the date of this prospectus, our executive officers and directors collectively and beneficially own approximately 33% of our outstanding common stock. This concentration of voting control gives these affiliates substantial influence over any matters which require a stockholder vote, including without limitation the election of directors and approval of merger and/or acquisition transactions, even if their interests may conflict with those of other stockholders. It could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

In the future, we may incur significant increased costs as a result of operating as a public company, and our management may be required to devote substantial time to new compliance initiatives.

In the future, we may incur significant legal, accounting, and other expenses as a result of operating as a public company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we are required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In performing this evaluation and testing, management concluded that our internal control over financial reporting is effective as of December 31, 2015. We are performing ongoing updates of our policies and procedures in an effort to ensure our internal control remains effective. Our compliance with Section 404, will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to engage independent professional assistance. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if in the future we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Certain Factors Related to Our Common Stock

There presently is a limited market for our common stock, and the price of our common stock may be volatile.

Our common stock is currently quoted on The NASDAQ Stock Market LLC.  Our shares, however, are very thinly traded, and we have a very limited trading history.  There could be volatility in the volume and market price of our common stock moving forward.  This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, factors relating to the oil and gas industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Our stockholders could sell substantial amounts of common stock in the public market, including shares sold upon the filing of a registration statement that registers such shares and/or upon the expiration of any statutory holding period under Rule 144 of the Securities Act of 1933 (the “Securities Act”), if available, or upon the expiration of trading limitation periods. Such volume could create a circumstance commonly referred to as a market “overhang” and in anticipation of which the market price of our common stock could fall. Additionally, we have a large number of warrants that are presently exercisable, and in September of 2016 a large number of shares of preferred stock will mandatorily convert into shares of common stock. The conversion or exercise of a large amount of these securities followed by the subsequent sale of the underlying stock in the market would likely have a negative effect on our common stock’s market price. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to secure additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors and officers have rights to indemnification.

Our Bylaws provide, as permitted by governing Nevada law, that we will indemnify our directors, officers and employees whether or not then in service as such, against all reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any litigation to which the individual may have been made a party because he or she is or was a director, officer or employee of the company.  The inclusion of these provisions in the Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

We do not anticipate paying any cash dividends on our common stock.

We do not anticipate paying cash dividends on our common stock for the foreseeable future.  The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition.  The payment of any dividends will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, to implement our business strategy; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the sale thereof.  We did, however, receive proceeds from the warrants exercised in the $0.50 Exercise Offering, which were exercisable for cash. All proceeds received from warrants exercised in that offering are being used for working capital and general corporate purposes. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for the common stock on NASDAQ on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

The following is a table of the selling stockholders.  The shares of common stock being offered by the selling stockholders include shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock and shares of common stock issuable to the selling stockholders upon exercise of warrants held by the selling stockholders.  Beneficial ownership in the table below is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) promulgated by the SEC, and generally includes voting or investment power with respect to securities.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  After the date of effectiveness of the registration statement of which this prospectus is a part, a selling stockholder may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock.  At the time of the acquisition of the shares of Series B Convertible Preferred Stock and the warrants, the selling stockholders had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to distribute any securities.

The information in the table below is based on the information provided to us by the selling stockholders and as of the date the same was provided to us.  The information set forth concerning the selling stockholders includes the number of shares currently held and the number of shares offered by each selling stockholder.  The ownership percentages in the table are based on the47,519,173shares of common stock we had outstanding as of August 10, 2016.  Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by a selling stockholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.  Unless otherwise footnoted, share amounts represent shares of common stock.  None of the selling security holders below is a registered broker-dealer.

Shares Beneficially Owned After the Offering

Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Number (1)		Percentage (%)*
Andy Cardwell	4,875		4,875	0		*
Powell Investments LLC	14,625	(2)	14,625	0		*
Black Hills Properties LLP (3)	706,738	(4)	60,000	646,738	(5)	1.36
Brenden Morrow	19,500	(5)	19,500	0		*
Bret Griffin	3,125		3,125	0		*
Brian Skillern	7,813		1,563	6,250		*
Bruce Keaster	2,438		2,438	0		*
Carl V. Karnes	55,119		8,696	46,423		*
C. Barney Investments (6)	103,255		20,000	123,255		*
Daniel Tulbovich	20,114	(7)	5,714	14,440	(8)	*
Edward Ajootian	16,000		16,000	0		*
Gene Eckel	4,875		4,875	0		*
Gordon Holmes	8,750		8,750	0		*
Grace Rose Advisors	131,117		131,117	0		*
Gregory Hurley	5,000		5,000	0		*
Heartland Bank (9)	45,568		45,568	0		*
Petrobridge Johnson 4H Investments, LLC (10)	39,000		39,000	0		*
Jason Jacobs	15,625		3,125	12,500		*
Joseph G. Roth	1,563		1,563	0		*
KBK Ventures Inc. (11)	2,069,636	(12)	750,000	1,319,636	(13)	2.75
Korbel Trust (14)	37,500		18,750	18,750		*
Lewis M. Edelstein Trust (15)	7,813		1,563	6,250		*
Mark Abrams	7,813		1,563	6,250		*
Mark Visosky	31,907		4,348	27,559		*
Matthew Hayden	28,571		28,571	0		*
Maxwell M. E. Diffey	4,571		4,571	0		*
Michael Schwartz	9,750		9,750	0		*
Kingsley Family Trust	8,696		8,696	0		*
Neville Govender	9,750		9,750	0		*
Pandora Energy LP (16)	750,000	(17)	500,000	250,000	(18)	*
Patrick Lucas	4,875		4,875	0		*
Pescadero Energy LLLP (19)	773,189		205,714	567,475		*
Peter Beale	1,563		1,563	0		*
Tim Burroughs	8,392		8,392	0		*
Jay Holstine	8,391		8,391	0
Pine River Ranch LLC (21)	1,056,148	(22)	205,714	850,434	(23)	1.74
Randy Perillo	6,250		6,250	0		*

Reggie Headrick	2,438		2,438	0		*
Richard Frish	52,602	(24)	4,348	48,254	(25)	*
John Rick Shand	90,426	(26)	8,696	81,730	(27)	*
Robert W. Cheves, Jr.	9,750		9,750	0		*
Roman Shteynshlyuger	81,730	(28)	26,857	54,873	(29)	*
Rosemary Atwood	97,815	(30)	8,696	89,119	(31)	*
Sergey Gogin	14,133		14,133	0		*
Steve Dunning	1,044,444	(32)	44,444	1,000,000	(33)	2.06
Three Rivers Business Consulting (34)	100,000		100,000	0		*
Tom Sudbeck	4,875		4,875	0		*
Umbrella Research (35)	450,000	(36)	200,000	250,000	(37)	*
William Huff	9,813		1,563	8,250		*
YENRAB Investing Club (38)	135,814	(39)	10,000	125,814	(40)	*
Tom Lapinski	3,095,000	(41)	200,000	2,895,000	(42)	6.09
Daniel Root	235,288		8,696	226,592		*

_________________________
*	Less than 1%
(1)	Assumes all shares offered by the selling stockholders are sold.
(2)	Phillip Ray Powell, a member of this entity, has voting and investment power.
(3)	Robert Kenneth Dulin, the Managing Partner of this entity, has voting and investment power.
(4)	Represents 619,782 shares of common stock and warrants that are exercisable into 86,956 shares of common stock. The warrants are presently exercisable.
(5)	Represents 559,782 shares of common stock and warrants that are exercisable into 86,956 shares of common stock. The warrants are presently exercisable.
(6)	Kevin Kennedy, the Chairman of this entity, has voting and investment power.
(7)
Represents 8,114 shares of common stock and 12,000 shares of common stock issuable upon the conversion of a 12% Series B Unsecured Convertible Promissory Note. The promissory note is presently convertible.

(8)
Represents 2,400 shares of common stock and 12,000 shares of common stock issuable upon the conversion of a 12% Series B Unsecured Convertible Promissory Note. The promissory note is presently convertible.

(9)	Judy Lawton, the President and COO of this entity, has voting and investment power.
(10)	Tess M. Kinsler, the President of this entity, has voting and investment power.
(11)	David Bromberg, the President of this entity, has voting and investment power.
(12)	Represents 1,526,158 shares of common stock and warrants that are exercisable into 543,478 shares of common stock. The warrants are presently exercisable.
(13)	Represents 776,158 shares of common stock and warrants that are exercisable into 543,478 shares of common stock. The warrants are presently exercisable.
14)	Frances Sullivan, the Trustee of this entity, has voting and investment power.
(15)	Lewis M. Edelstein, the Trustee of this entity, has voting and investment power.
(16)	Robert Kenneth Dulin, the General Partner of this entity, has voting and investment power.
(17)	Represents 500,000 shares of common stock and warrants that are exercisable into 250,000 shares of common stock. The warrants are presently exercisable.
(18)	Represents warrants that are exercisable into 250,000 shares of common stock. The warrants are presently exercisable.
(19)	John T. Borst, the General Partner of this entity, has voting and investment power.
(21)	Robert Kenneth Dulin, the Managing Member of this entity, has voting and investment power.
(22)	Represents 934,409 shares of common stock and warrants that are exercisable into 121,739 shares of common stock. The warrants are presently exercisable.
(23)	Represents 728,695 shares of common stock and warrants that are exercisable into 121,739 shares of common stock. The warrants are presently exercisable.
(24)	Represents 37,824 shares of common stock and 14,778 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible.
(25)	Represents 33,476 shares of common stock and 14,778 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible.
(26)	Represents 70,722 shares of common stock and 19,704 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible.
(27)	Represents 62,026 shares of common stock and 19,704 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible.
(28)
Represents 62,026 shares of common stock and 19,704 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible ..

(29)	Represents 35,169 shares of common stock and 19,704 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible.
(30)	Represents 73,185 shares of common stock and 24,630 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible.
(31)	Represents 64,489 shares of common stock and 24,630 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock. The preferred stock is presently convertible

(32)	Represents 44,444 shares of common stock and a convertible promissory note that is convertible into 1,000,000 shares of common stock. The note is presently convertible.
(33)	Represents a convertible promissory note that is convertible into 1,000,000 shares of common stock. The note is presently convertible.
(34)	Brian Jacobelli, the sole member, has voting and investment power.
(35)	Dmitriy Shapiro and Joe Giamichael are the partners of this entity and share voting and investment power.
(36)	Represents 250,000 shares of common stock underlying warrants to purchase shares of common stock, and 200,000 shares of common stock. The warrants are presently exercisable
(37)	Represents 250,000 shares of common stock underlying warrants to purchase shares of common stock. The warrants are presently exercisable
(38)	There are approximately 12 members of this club, all of whom share voting and investment power.
(39)	Represents 131,528 shares of common stock and warrants that are exercisable into 4,286 shares of common stock. The warrants are presently exercisable.
(40)	Represents 121,528 shares of common stock and warrants that are exercisable into 4,286 shares of common stock. The warrants are presently exercisable.
(41)	Represents 3,050,000 shares of common stock and options that are exercisable into 45,000 shares of common stock. The options are presently exercisable.
(42)	Represents 2,850,000 shares of common stock and warrants that are exercisable into 45,000 shares of common stock. The options are presently exercisable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with documentation and agreements with the selling stockholders, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a description of certain provisions relating to our capital stock. For additional information regarding our stock, please refer to our Articles of Incorporation (as amended), our Amended and Restated Bylaws, and the certificates of designation for each of our two outstanding series of preferred stock, all of which have previously been filed with the SEC.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  The Board of Directors has authorized three different series of preferred stock, 120,000 shares of Series A Convertible Preferred Stock, 40,000 shares of Series B Convertible Preferred Stock and 10,000 shares of Series C Convertible Preferred Stock. Presently, the only series of preferred stock that we have outstanding are the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock. All outstanding shares of Series A Convertible Preferred Stock automatically converted into shares of common stock in June of 2016.

Common Stock

As of August 10, 2016, there were approximately 47,519,173 shares of common stock outstanding. We are registering 2,818,491 shares of our common stock, in aggregate.

The rights of all holders of the common stock are identical in all respects.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders.  The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment.

Upon liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities and after payment to the holders of preferred stock, if any.  The holders of the common stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation. Cumulative voting in the election of Directors is not permitted. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TRCH.”

Series B Convertible Preferred Stock

As of September 9, 2016, there were 37,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) outstanding.  We sold these shares to investors on September 28, 2015 at a purchase price of $100 per share for total consideration of $3,700,000 (the designation for the Series B Preferred is described below).  Under the terms of the sale, we provided each investor 50% warrant coverage (see “Preferred Warrants” subsection below).  Additionally, under the terms of the transaction, we provided the investors registration rights under which a registration statement covering the shares of common stock underlying the Series B Preferred and warrants is to be filed.

We filed the Certificate of Designation for the Series B Preferred with the Secretary of State of Nevada on September 25, 2015.  The designations, preferences, limitations, restrictions and relative rights of the Series B Preferred are as follows: (i) a stated value of $100 per share; (ii) mandatory conversion one year after issuance, with each holder having the right to convert at its election any time before that; (iii) a conversion price of $2.03 per shares of common stock; (iv) a dividend in an annual amount equal to 12% on the outstanding stated value of each share payable in common stock or cash at the holder’s election; (v) each holder shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series B Preferred could be converted; and (vi) in the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders will be entitled to be paid out of the assets available for distribution to our stockholders, before any payment is made to the holders of common stock .

Series C Convertible Preferred Stock

As of September 9, 2016, there were 10,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred”) outstanding.  On July 8, 2016, we sold a total of 10,000 shares of Series C Preferred to certain investors at a purchase price of $100 per share for total consideration of $1,000,000. We filed the Certificate of Designation for the Series C Preferred with the Secretary of State of Nevada on July 8, 2016. The designations, preferences, limitations, restrictions and relative rights of the Series C Preferred are as follows: (i) a stated value of $100 per share; (ii) mandatory conversion on the earlier of 92 days after the spud date of Hazel Prospect or October 13, 2016, with each holder having the right to convert at its election any time before that; (iii) a conversion price of $1.01 per share of common stock; (iv) each holder has the right to convert its shares into a proportionate heads up working interest in the Hazel Prospect, provided such election is made prior to the mandatory stock conversion date described in “(ii)” above, which working interest will be determined by dividing the number of shares the holder is converting by 10,000 and multiplying the result by one-third; (v) no rights to dividends; (vi) no voting rights; and (vii) in the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders will be entitled to be paid out of the assets available for distribution to our stockholders, before any payment is be made to the holders of common stock, but after the payment to the holders of Series B Preferred.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Torchlight Energy Resources, Inc.’s Annual Report on Form l0-K for the year ended December 31, 2015 have been audited by Calvetti Ferguson, independent registered public accounting firm, as stated in their reports included in such consolidated financial statements, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain information contained in the documents we incorporate by reference in this prospectus with respect to the oil and natural gas reserves associated with our oil and natural gas prospects is derived from the reports of CREST Engineering Services, Inc. and PeTech Enterprises, Inc., each an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

LEGAL MATTERS

The validity of the issuance of the common stock offered under this prospectus has been passed upon for us by Axelrod, Smith & Kirshbaum, Houston, Texas.

MATERIAL CHANGES

There have been no material changes in the registrant’s affairs that have occurred since the end of the last fiscal year and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by Nevada law, our Bylaws provide that we shall indemnify a person in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation an action in our right to procure a judgment in our favor, by reason of the fact that the person is or was our director, officer, employee or agent, including attorneys’ fees, judgments, fines and amounts paid in settlement, if the person acted in good faith and did not breach his or her fiduciary duties to the company through intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$334.91
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$20,000.00
Blue Sky Qualification Fees and Expenses	-0-
Miscellaneous	$1,000.00

TOTAL	$38,334.91

Item 14. Indemnification of Directors and Officers.

Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in our right, by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes (“NRS”); or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Our Bylaws also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Further, our Bylaws provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by us.

Sections 78.7502 and 78.751 permit the indemnifications described above.  Further, Section 78.7502 provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, we are required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Item 15. Recent Sales of Unregistered Securities.

On July 8, 2016, we sold a total of 10,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred”) to certain investors at a purchase price of $100 per share for total consideration of $1,000,000 (the designation for this series is described above under the section “Description of Securities to be Registered” in the prospectus). The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Regulation D. The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

During the three months ended June 30, 2016, we issued the following securities: (a) we issued a total of 489,535 shares of common stock as compensation for consulting services; (b) we issued a total of 690,000 shares of common stock in connection with oil and gas lease related costs, including without limitation 115,000 shares to Green Hill Minerals, LLC (Green Hill Minerals is owned by sons of Gregory McCabe, our director since July 2016); (c) we issued a total of 189,861 shares of common stock for dividends on preferred stock; (d) we vested 500,000 warrants to a consultant as compensation for services, which warrants have an exercise price of $1.80 per share and expire in June 2020; (e) we issued 1,925,000 warrants in connection with oil and gas lease related costs, including (i) 1,500,000 warrants to purchase our common stock at an exercise price of $1.00 for five years, which were issued to McCabe Petroleum Corporation (“MPC”) (of which Gregory McCabe, our director since July 2016, is the sole owner) in April 2016 in connection with the acquisition from MPC of a working interest in the Midland Basin, and (ii) 425,000 warrants to purchase our common stock at an exercise price of $0.70 per share that expire in February 2020, which were issued to Green Hill Minerals, LLC; (f) and in April 2016, we issued 100,000 warrants in connection with renewal of a loan from our director E.L. Shockey, which warrants have an exercise price of $0.77 per share of common stock and expire in April 2019. All of the above sales of securities described in this paragraph were sold under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the investment intent of the purchasers; and (v) the restriction on transferability of the securities issued.

In June 2016, we offered to all existing warrant holders (excluding officers, directors and certain consultants) who are accredited investors a limited time right to exercise any warrants they held at the reduced exercise price of $0.50 per share, regardless of the exercise price of the subject warrant. This private offering terminated on July 15, 2016, and we completed the issuance of a total of 2,764,005 shares of common stock for total consideration of $1,382,003 in connection with the exercise of the warrants. Any warrants that warrant holders did not exercise in the offering remain in full force and effect under their previous terms and conditions, including their previous exercise price (as opposed to the $0.50 exercise price which was available only through the offering). We also agreed to use our best efforts to file a registration statement within 60 days of the termination of the offering to register all shares purchased in the offering. There were no broker-dealers involved in the transaction and no commissions were paid. We intend to use proceeds from the offering for general corporate purposes. The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Regulation D. The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

During the three months ended March 31, 2016, we issued the following securities: (a) we issued 59,297 shares of common stock as compensation for consulting services; (b) we issued 1,718,425 shares of common stock in connection with lease related costs; (c) we issued 21,739 shares of common stock in conversion of preferred stock; (d) we issued 250,400 shares of common stock for dividends on preferred stock; (e) we issued 637,525 warrants in connection with lease related costs, including 212,525 warrants in January 2016 with an exercise price of $1.00 per shares that expire in January 2019, and 425,000 warrants in February 2016 with an exercise price of $0.70 per share that expire in February 2020; (f) in January 2016, we issued 37,500 warrants in connection with renewal of a loan from a director, which warrants have an exercise price of $1.08 per share and expire in January 2019; and (g) in February 2016, we vested 20,000 warrants as compensation for services, which warrants have an exercise price of $5.00 per share and expire in February 2017. All of the above sales of securities described in this paragraph were sold under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the investment intent of the purchasers; and (v) the restriction on transferability of the securities issued.

During the three months ended December 31, 2015, we issued the following securities: (a) we issued a total of 328,438 shares of common stock to consultants as compensation for services; (b) we issued a total of 257,750 shares of common stock to holders of our Series A Convertible Preferred Stock as payment of the dividend due December 31, 2015; (c) in November 2015, we issued to each of John A. Brda, our President and Chief Executive Officer, Willard G. McAndrew, our Chief Operating Officer, and Roger N. Wurtele, our Chief Financial Officer, 10,000 shares of common stock (a total of 30,000 shares) in exchange for $13,300 in accrued and unpaid compensation (a total of $39,900) at a price of $1.33 per share; (d) three warrant holders exercised warrants, purchasing a total of 65,000 shares of common stock at an exercise price of $1.75 per share; (e) in October 2015, we issued 1,250,000 three-year warrants to purchase common stock at an exercise price of $2.03 per share to a consultant as compensation for services; (f) in December 2015, we issued 40,000 three-year warrants to purchase common stock at an exercise price of $2.29 per share to Eunis L. Shockey, our director, as consideration for extending a loan; and (g) in December 2015, we issued 15,000 warrants to purchase common stock at an exercise price of $3.50 per share to a consultant as compensation for services, which warrants expire in October 2019. All of the above sales of securities described in this paragraph were sold under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the investment intent of the purchasers; and (v) the restriction on transferability of the securities issued.

On September 28, 2015, we sold a total of 37,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) to certain investors at a purchase price of $100 per share for total consideration of $3,700,000 (the designation for this series is described above under the section “Description of Securities to be Registered” in the Prospectus).  Under the terms of the sale, we provided each investor 50% warrant coverage and accordingly issued the investors a total of 911,330 five-year warrants to purchase shares of our common stock at an exercise price of $2.23 per share.  The warrants provide that holders may not exercise the warrant if such exercise will result in such holder beneficially owning in excess of 4.99% of our common stock.  Additionally, under the terms of the transaction, we provided the investors registration rights under which a registration statement covering the shares of common stock underlying the Series B Preferred and warrants is to be filed within 30 days of closing.  The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Regulation D.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

On July 1, 2015, we issued an investor 500,000 three-year warrants as part of the final terms and conditions of its purchase of a working interest in certain of our oil and gas properties. Of these warrants, 250,000 warrants became exercisable on September 30, 2015 and the remaining 250,000 warrants became exercisable on December 31, 2015. The warrants have an exercise price of $2.31 per share. The above sale of securities were sold under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the investment intent of the purchaser; and (v) the restriction on transferability of the securities issued.

During the three months ended June 30, 2015, we issued the following securities: (i) we issued a total of 1,412,458 shares of common stock to consultants as compensation for services; (ii) in June 2015, we issued 30,000 shares of common stock in connection with the modification of mineral leases for the extension of drilling obligations; (iii) we issued a total of 935,750 warrants as compensation for services, including 85,750 five year warrant in April 2015 with an exercise price of $2.50 per share, and 850,000 five year warrants in June 2015 with an exercise price of $1.80 per share; (iv) we issued a total of 670,000 warrants (of which 590,000 vested) in connection with short term loans, including 400,000 three year warrants in May 2015 with an exercise price of $0.50 per share, 120,000 three year warrants (of which 40,000 vested) in June 2015 with an exercise price of $2.29 per share, and 150,000 three year warrants in April 2015 with an exercise price of $0.50 per share; (v) in May 2015, we issued 250,000 three year warrants in connection with the sale of a mineral interest, which warrants have an exercise price of $0.50 per share; (vi) in June 2015, we granted a total of five-year 7,950,000 stock option awards, including 7,500,000 stock options to executive officers with an exercise price of $1.57 per share and 450,000 stock options to employees with an exercise price of $1.79 per share, which options were granted under our 2015 Stock Option Plan which plan was approved by the Board of Directors in June 2015 and was approved by our stockholders in September 2015 and will be subject to a two-year vesting schedule with one-half vesting immediately, one-fourth vesting after one year of the grant date, and the remaining one-fourth vesting after the second year, provided however that the options will be subject to earlier vesting under certain events set forth in the 2015 Stock Option Plan, including without limitation a change in control.  All of the above sales of securities described in this paragraph were sold under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the investment intent of the purchasers; and (v) the restriction on transferability of the securities issued.

On June 2, 2015, we entered into a Securities Purchase Agreement with certain accredited investors to sell shares of Series A Convertible Preferred Stock.  On June 9, 2015, the transactions contemplated by the Securities Purchase Agreement closed, and we sold a total of 98,000 shares of the Series A Convertible Preferred Stock at a purchase price of $100 per share, for total consideration $9,800,000.  As part of the sale, we provided each investor 20% warrant coverage and accordingly issued the investors a total of 1,704,348 five-year warrants to purchase shares of our common stock at an exercise price of $1.40 per share.  The warrants provide that, until stockholder approval is obtained, holders may not exercise if such exercise will result in such holder beneficially owning in excess of 19.9% of our common stock. The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Regulation D.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

On May 11, 2015, we sold to five investors in a private offering an aggregate 4,300,000 shares of our restricted common stock at a purchase price of $0.25 per share.  We received aggregate consideration of $1,075,000 for the securities.  The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

On April 1, 2015, a major shareholder lent us $150,000 pursuant to a 12% promissory note due September 30, 2015, convertible at $0.25 per share.  In addition, the major shareholder received 150,000 warrants, with a term of three years at an exercise price of $0.50 per share.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors:  (i) the issuances of securities were an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

In March, 2015 we granted a third party a right to acquire 631,250 shares of our common stock at $0.35 per share in connection with that party granting us an extension for certain drilling obligations.  In May 2015, the investor exercised this right to acquire the 631,250 shares of common stock, and we issued the 631,250 shares of common stock to the investor for $225,000 in cash.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities was issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an accredited investor; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

In February and March, 2015, we issued 243,000 restricted shares of common stock to two consultants as compensation for services.  The securities were issued under the exemption from registration provided by Section 4(a) (2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the investment intent of the purchasers; and (v) the restriction on transferability of the securities issued.

In November 2014, we issued 75,000 warrants to a consultant as compensation for services.  The warrants have a term of three years and an exercise price of $5.00 per share.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the investment intent of the purchaser; and (v) the restriction on transferability of the securities issued.

In December 2014, we issued 150,000 warrants to a major shareholder in connection with the loaning of funds to the company under a promissory note.  The warrants have a term of three years and an exercise price of $1.00 per share. The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

During the quarter ended September 30, 2014, we issued 365,000 restricted shares of common stock to consultants as compensation for services.  The securities were issued under the exemption from registration provided by Section 4(a) (2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the investment intent of the purchasers; and (v) the restriction on transferability of the securities issued.

In September, 2014, we issued 70,000 shares of restricted common stock for cash of $140,000.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the investment intent of the purchaser; and (v) the restriction on transferability of the securities issued.

In September 2014, we sold to certain investors a total of 75,000 restricted shares of common stock at a purchase price of $3.50 per share and Purchase Warrants to purchase: (i) 61,045 shares of common stock at an exercise price of $4.50 per share, and (ii) 61,045 shares of common stock at an exercise price of $7.00 per share, all under the terms and conditions contained in a Securities Purchase Agreement and warrant agreement.  The Purchase Warrants have a term of five years.  We received total consideration of $262,500 for the securities.  Additionally, the Securities Purchase Agreement provides “piggyback” registration rights for the shares of stock sold and shares of stock underlying the warrants sold.  The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

In September 2014, we acquired an interest in the Orogrande Leases in West Texas in exchange for 868,750 restricted shares of common stock.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

During the quarter ended September 30, 2014, investors exercised warrant agreements to purchase a total of 400,000 shares of common stock at prices from $2.00 to 2.50 per share.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) each issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser previously represented that it was an “accredited investor”; (v) the investment intent of each purchaser; and (vi) the restriction on transferability of the securities issued.

During the quarter ended September 30, 2014, we sold 12% Series B Unsecured Convertible Promissory Notes to investors, which notes have an aggregate principal amount of $1,372,000. The notes are due and payable on June 30, 2017 and have a conversion price of $4.50 per share.  We also issued these investors a total of 60,974 of five-year warrants exercisable at $6.00 per share.  We received total consideration of $1,372,000.  We also issued 2,500 warrants to a placement agent in connection with the sale of the notes. The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were an isolated private transaction; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of each purchaser; and (vi) the restriction on transferability of the securities issued.

On August 14, 2014, we sold certain securities to Castleton Commodities Opportunities Master Fund, L.P., including 860,000 restricted shares of common stock at a purchase price of $3.50 per share and (ii) five year warrants to purchase: (a) 700,000 shares of common stock at an exercise price of $4.50 per share, and (b) 700,000 shares of common stock at an exercise price of $7.00 per share, all under the terms and conditions contained in a Securities Purchase Agreement and warrant agreement.  We received total consideration of $3,010,000 for the 860,000 shares of common stock and the 1,400,000 warrants.  Additionally, the Securities Purchase Agreement provides “piggyback” registration rights for the shares of stock sold and shares of stock underlying the warrants sold.  The securities in the offering were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

During the quarter ended June 30, 2014, we issued 50,180 shares of common stock to consultants as compensation for services.  The securities were issued under the exemption from registration provided by Section 4(a) (2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the investment intent of the purchasers; and (v) the restriction on transferability of the securities issued.

During the quarter ended June 30, 2014, investors exercised warrant agreements to purchase a total of 100,000 shares of common stock at a price of $2.00 per share.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) each issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of  purchasers; (iii) there were no public solicitations; (iv)  each purchaser previously represented that it was an “accredited investor”; (v) the investment intent of  each purchaser; and (vi) the restriction on transferability of the securities issued.

On June 6, 2014, our wholly-owned subsidiary, Torchlight Energy, Inc. (“TEI”) entered into and closed a Purchase and Sale Agreement with Zenith Petroleum Corporation.  Under the agreement, TEI purchased from Zenith certain oil and gas properties located in Oklahoma and received from Zenith $1,650,000 cash.  As consideration for the properties and cash, Zenith received 1,350,000 restricted shares of common stock of Torchlight Energy Resources, Inc.  The securities sold were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

In May and June of 2014, we sold 12% Series B Unsecured Convertible Promissory Notes to investors, which notes have an aggregate principal amount of $3,197,500.  The notes are due and payable on June 30, 2017 and have a conversion price of $4.50 per share.  We also issued these investors a total of 142,111 of five-year warrants exercisable at $6.00 per share.  We received total consideration of $3,197,500.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of securities were an isolated private transaction; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) each purchaser represented that it was an “accredited investor”; (v) the investment intent of each purchaser; and (vi) the restriction on transferability of the securities issued.

In April 2014, we granted 60,000 stock options to purchase shares of common stock at an exercise price of $5.05 per share to an employee of a subsidiary of ours, as consideration for services rendered.  20,000 of the options vested immediately, 20,000 of the options will vest on February 1, 2015 and the remaining 20,000 options will vest on February 1, 2016.  All of the options will expire on April 1, 2017.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the investment intent of the purchaser; and (v) the restriction on transferability of the securities issued.

In February and March 2014, two investors exercised warrant agreements, whereby they purchased from us 100,000 shares of common stock at a price of $1.75 per share and 2,500 shares of common stock at a price of $2.00 per share, respectively.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchaser; (iii) there were no public solicitations; (iv) the purchasers previously represented that they were “accredited investors”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

During December 2013 and early January 2014, we sold to investors in a private offering an aggregate of 350,000 shares of restricted common stock and 87,500 warrants to purchase shares of restricted common stock.  Each warrant has an exercise price of $6.00 per share and expires on December 31, 2018.  We received aggregate consideration of $1,400,000 for the securities.  The shares of common stock sold in this private offering and the shares of common stock underlying the warrants sold in this private offering are being registered for resale in this registration statement.

On January 31, 2014, we sold to investors in a private offering an aggregate of 1,400,000 shares of restricted common stock and 350,041 warrants to purchase shares of restricted common stock.  Each warrant has an exercise price of $6.00 per share and expires on December 31, 2018.  The securities were sold in units, each of which consisted of one share of common stock and 1/4 of a warrant to purchase a share of common stock (the “Units”).  We received aggregate consideration of $5,600,000 for the securities.  In connection with the sale of these securities, we paid National Securities Corporation, the placement agent, a fee of $560,000 and paid additional transaction expenses of approximately $25,000 plus issued the placement agent (and its affiliates) warrants to purchase a total of 140,000 Units at an exercise price of $6.00 per Unit until December 31, 2018.

The securities in the two offerings described above (occurring in December 2013 and January 2014) were issued to investors under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the purchasers represented that they were “accredited investors”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

From January 2013, through October 2013, we issued a total of $10,895,773 in principal value of 12% Series A Secured Convertible Promissory Notes.  In connection therewith, we also issued a total of 1,308,082 five-year warrants to purchase common stock at an exercise price of $2.00 per share.  The 12% Notes are due and payable on March 31, 2015 and provide for conversion into common stock at a price of $1.75 per share.  In addition, we engaged a placement agent to source investors for the majority of these additional notes.  The placement agent was paid a fee of 10% of the principal amount of the notes plus a non-accountable expense reimbursement of up to 2% of the principal raised by the agent.  The placement agent also received 552,057 warrants to purchase common shares at $2.00 per share for a period of three years.  The securities were issued to investors under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the offerees represented that they were “accredited investors”; (v) the investment intent of the offerees; and (vi) the restriction on transferability of the securities issued.

In December 2013, investors exercised warrant agreements, whereby they purchased from us a total of 101,714 shares of common stock at a price of $2.00 per share.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuances of securities did not involve a “public offering” based upon the following factors: (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of purchaser; (iii) there were no public solicitations; (iv) the purchasers previously represented that they were “accredited investors”; (v) the investment intent of the purchasers; and (vi) the restriction on transferability of the securities issued.

In September and October 2013, we issued 1,500,000 and 300,000 stock options to Willard McAndrew, COO, and Roger Wurtele, CFO, respectively, in connection with their employment agreements.  The options have a term of five years and an exercise price of $2.09 per share.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuance of securities did not involve a “public offering” based upon the following factors:  (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the purchasers were “accredited investors”; (v) the investment intent of the offerees; and (vi) the restriction on transferability of securities issued.

In September 2013, we issued 250,000 shares of restricted common stock and granted 250,000 warrants to purchase shares of common stock as consideration under a consulting agreement.  The warrants have an exercise price of $2.75 and a term of three years.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuance of securities did not involve a “public offering” based upon the following factors:  (i) the issuances of the securities were isolated private transactions; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the investment intent of the offerees; and (v) the restriction on transferability of securities issued.

In September 2013, we issued 558,356 shares of common stock as consideration for mineral lease acquisition.  The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the investment intent of the offerees; and (v) the restriction on transferability of securities issued.

 Item 16. Exhibits.

The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an incorporated document will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Exhibit No.	Description

2.1	Share Exchange Agreement dated November 23, 2010. (Incorporated by reference from Form 8-K filed with the SEC on November 24, 2010.) *

3.1	Articles of Incorporation. (Incorporated by reference from Form S-1 filed with the SEC on May 2, 2008.) *

3.2	Certificate of Amendment to Articles of Incorporation dated December 10, 2014. (Incorporated by reference from Form 10-Q filed with the SEC on May 15, 2015.) *

3.3	Certificate of Amendment to Articles of Incorporation dated September 15, 2015. (Incorporated by reference from Form 10-Q filed with the SEC on November 12, 2015.) *

3.4	Amended and Restated Bylaws. (Incorporated by reference from Form 8-K filed with the SEC on January 12, 2011.) *

4.1	Certificate of Designation for Series A Convertible Preferred Stock (Incorporated by reference from Form 8-K filed with the SEC on June 9, 2015.) *

4.2	Certificate of Designation for Series B Convertible Preferred Stock (Incorporated by reference from Form 8-K filed with the SEC on September 30, 2015.) *

4.3	Series B Warrant Agreement (form of) (Incorporated by reference from Form S-1 filed with the SEC on April 22, 2014) *

4.4	Warrant to Purchase Units of Securities (form of) (Incorporated by reference from Form S-1 filed with the SEC on April 22, 2014) *

4.5	Purchase Warrant with Castleton Commodities Opportunities Master Fund, L.P. (Incorporated by reference from Form 8-K filed with the SEC on August 20, 2014) *

4.6
Warrant to Purchase Common Shares (as issued to investors in Series B Convertible Preferred Stock) (amended and restated form of) (Incorporated by reference from Form S-1 filed with the SEC on December 10, 2015) *

4.7	Series C Warrant to Purchase Common Stock (Incorporated by reference from Form S-1 filed with the SEC on December 10, 2015) *

4.8	Certificate of Designation for Series C Convertible Preferred Stock (Incorporated by reference from Form 8-K filed with the SEC on July 11, 2016.) *

5.1	Legal Opinion of Axelrod, Smith & Kirshbaum

10.1
Agreement to Participate in Oil and Gas Development Joint Venture between Bayshore Operating Corporation, LLC and Torchlight Energy, Inc. (Incorporated by reference from Form 8-K filed with the SEC on November 24, 2010) *

10.2	Purchase and Sale Agreement between Torchlight Energy, Inc. and Xtreme Oil and Gas, Inc. effective April 1, 2013. (Incorporated by reference from Form 10-Q filed with the SEC on May 15, 2013.) *

10.3	Development Agreement between Ring Energy, Inc. and Torchlight Energy Resources, Inc. (Incorporated by reference from Form 8-K filed with the SEC on October 22, 2013.) *

10.4	Coulter Limited Partnership Agreement dated January 10, 2012 (Incorporated by reference from Form 10-Q filed with the SEC on August 14, 2014.) *

10.5	Promissory Note with Boeckman Well LLC dated May 1, 2013 and amendments thereto (Incorporated by reference from Form 10-Q filed with the SEC on August 14, 2014.) *

10.6	Securities Purchase Agreement (form of), January 2014 (Incorporated by reference from Form 10-Q filed with the SEC on August 14, 2014.) *

10.7	Registration Rights Agreement (form of), January 2014 (Incorporated by reference from Form 10-Q filed with the SEC on August 14, 2014.) *

10.8
Purchase Agreement with Hudspeth Oil Corporation, McCabe Petroleum Corporation and Greg McCabe dated August 7, 2014 (Incorporated by reference from Form 10-Q/A filed with the SEC on October 21, 2014.) *

10.9	Purchase and Sale Agreement between Torchlight Energy, Inc. and Zenith Petroleum Corporation (Incorporated by reference from Form 8-K filed with the SEC on June 10, 2014) *

10.10	Securities Purchase Agreement with Castleton Commodities Opportunities Master Fund, L.P. (Incorporated by reference from Form 8-K filed with the SEC on August 20, 2014) *

10.11
Purchase Agreement with Hudspeth Oil Corporation, McCabe Petroleum Corporation and Greg McCabe dated August 7, 2014 (Incorporated by reference from Form 10-Q/A filed with the SEC on October 21, 2014) *

10.12	12% Series B Unsecured Convertible Promissory Note (form of) (Incorporated by reference from Form 10-Q filed with the SEC on August 14, 2015.) *

10.13	Securities Purchase Agreement (for Series A Convertible Preferred Stock) (Incorporated by reference from Form 10-Q filed with the SEC on August 14, 2015.) *

10.14	Employment Agreement (with John A. Brda) (Incorporated by reference from Form 8-K filed with the SEC on June 16, 2015.) *

10.15	Employment Agreement (with Willard G. McAndrew) (Incorporated by reference from Form 8-K filed with the SEC on June 16, 2015.) *

10.16	Employment Agreement (with Roger Wurtele) (Incorporated by reference from Form 8-K filed with the SEC on June 16, 2015.) *

10.17	Loan documentation and warrants with Eunis L. Shockey (Incorporated by reference from Form 10-Q filed with the SEC on August 14, 2015.) *

10.18	Farmout Agreement between Hudspeth Oil Corporation, Founders Oil & Gas, LLC and certain other parties (Incorporated by reference from Form 8-K filed with the SEC on September 29, 2015) *

10.19
Securities Purchase Agreement and Amendment to Securities Purchase Agreement (for Series B Convertible Preferred Stock) (Incorporated by reference from Form 10-Q filed with the SEC on November 12, 2015) *

10.20	Purchase and Sale Agreement with Husky Ventures, Inc. (Incorporated by reference from Form 8-K filed with the SEC on November 12, 2015) *

10.21	Purchase Agreement with McCabe Petroleum Corporation for acquisition of “Hazel Project” (Incorporated by reference from Form 10-Q filed with the SEC on August 15, 2016) *

23.1	Consent of Calvetti Ferguson, Independent Registered Public Accounting Firm

23.2	Consent of Axelrod, Smith & Kirshbaum (incorporated in Exhibit 5.1)

23.3	Consent of CREST Engineering Services, Inc.

23.4	Consent of PeTech Enterprises, Inc.

* Incorporated by reference from our previous filings with the SEC

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plano, State of Texas, on September 16, 2016.

TORCHLIGHT ENERGY RESOURCES, INC.

By /s/ John A. Brda
John A. Brda
President

POWER OF ATTORNEY

Torchlight Energy Resources, Inc. and each of the undersigned do hereby appoint John A. Brda his true and lawful attorney to execute on behalf of Torchlight Energy Resources, Inc. and the undersigned any and all amendments to this registration statement on Form S-1 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ John A. Brda
John A. Brda	Director,Chief Executive Officer, President and Secretary	September 16, 2016

/s/ Willard G. McAndrew III
Willard G. McAndrew III	Director and Chief Operating Officer	September 20, 2016

/s/ Roger N. Wurtele
Roger N. Wurtele	Chief Financial Officer and Principal Accounting Officer	September 20, 2016

/s/ Jerry D. Barney
Jerry D. Barney	Director	September 20, 2016

/s/ Edward J. Devereaux
Edward J. Devereaux	Director	September 20, 2016

/s/ Eunis L. Shockey
Eunis L. Shockey	Director	September 20, 2016

/s/ Gregory McCabe
Gregory McCabe	Director	September 19, 2016

/s/ Alexandre Zyngier
Alexandre Zyngier	Director	September 21, 2016